Exhibit 99.1

LIQUIDITY SERVICES, INC. ANNOUNCES FIRST QUARTER FISCAL YEAR 2009 FINANCIAL RESULTS

— Revenue of $55.6 million down 6% — Gross Merchandise Volume (GMV) of $82.1 million up 21% - Adjusted earnings before interest, taxes, depreciation and amortization (EBITDA) of $2.1 million down 60% —

WASHINGTON — February 5, 2009 - Liquidity Services, Inc. (NASDAQ: LQDT; www.liquidityservicesinc.com) today reported its financial results for its fiscal first quarter (Q1-09) ended December 31, 2008.  Liquidity Services, Inc. is a leading online auction marketplace for wholesale surplus and salvage assets.

Liquidity Services, Inc. (LSI or the Company) reported consolidated Q1-09 revenue of $55.6 million, a decrease of approximately 6% over the prior year’s comparable period.  Adjusted EBITDA for Q1-09 was $2.1 million, a decrease of approximately 60% over the prior year’s comparable period.  Q1-09 GMV, the total sales volume of all merchandise sold through the Company’s marketplaces, was $82.1 million, a growth rate of approximately 21% over the prior year’s comparable period.

Net income in Q1-09 was $2.1 thousand or $0.00 diluted earnings per share. Adjusted net income in Q1-09 was $0.8 million, or $0.03 adjusted diluted earnings per share.

“Q1-09 was a challenging quarter for LSI as the economic downturn severely impacted our operating results. Our scrap business declined 45% from the prior year due to a decrease in commodity prices. Margins in our commercial business were impacted by aggressive in-store discounting by retailers, which reduced the volumes and prices of goods in the secondary marketplace. We also cleared our remaining aged inventory to ramp up new programs with commercial clients and close our Las Vegas facility due to overlap with our two California distributions centers,” said Bill Angrick, Chairman and CEO of LSI. “However, despite these challenges, LSI grew consolidated GMV by 21% over the prior year’s comparable period. Our surplus business GMV grew approximately 17% over the prior year’s comparable period. Going forward, our new Surplus Contract will benefit from the terms of a recent contract modification which reduces our inventory cost by approximately 45%. During Q1-09, our commercial business GMV grew approximately 5% over the prior year period driven by a 37% increase in GMV from our consignment model, despite a weak October and November in which we saw retail clients freeze shipments and slash prices of first quality goods in the store. Our GovDeals business GMV was up 22% versus the prior year and added $15.6 million in consignment GMV for the first quarter. Our buyer marketplace continues to deliver strong results for our sellers as we ended the quarter with over 1,045,000 registered buyers, which is up approximately 44% over the prior year period, including the addition of 46,000 new registered buyers in the first quarter. Transaction volume was up 71% over the prior year period illustrating that our marketplace is increasingly attractive to buyers in a down economy.”

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Business Outlook

We are in a period of economic uncertainty and unprecedented market volatility which makes it difficult for us to forecast business trends, resulting in a wider than usual guidance range. In the short term, we believe changes in consumer spending patterns may impact the overall supply of goods in the reverse supply chain and the volume and value of goods sold in our commercial marketplace. In the longer term, we expect our business to benefit from the following trends: (i) as consumers trade down and seek greater value, we anticipate stronger buyer demand for the surplus merchandise sold in our marketplace, (ii) as corporations and public sector agencies are focused on reducing costs and improving working capital flows by outsourcing reverse supply chain activities we expect our seller base to increase, and (iii) as corporations and public sector agencies increasingly prefer service providers with a proven track record and demonstrated financial strength we expect our competitive position to strengthen.

The following forward looking statements reflect the following trends and assumptions for the next quarter and FY 2009:

(i)	reduced commodity prices which will continue to result in decreases to the GMV and profit realized in our scrap business compared to fiscal year 2008;
(ii)	lower average sales prices realized in our commercial, state and local government marketplaces compared to fiscal year 2008;
(iii)	new business rules under our new DoD Surplus Contract, which will remove selected items from the product pool that we historically handled and sold, resulting in lower GMV in our surplus business;
(iv)

upfront costs associated with launching our new DoD Surplus Contract, including the hiring of new staff and the opening of two new warehouses totaling 665,000 square feet in Columbus, Ohio and Oklahoma City, Oklahoma;

(v)

our expectation that we will not achieve normalized sales volume in our Surplus business until the third quarter of fiscal 2009, as a result of the delayed start by the DoD of our new Surplus Contract until this month;

(vi)	an approximately 45% reduction in our inventory cost under the new Surplus Contract per the terms of our recent contract modification with the DoD;
(vii)	the continued sale throughout fiscal year 2009 of property issued, prior to December 18, 2008, under our original Surplus Contract;
(viii)	improved operations and service levels in our commercial business which we expect will improve margins during the last three quarters of fiscal year 2009; and
(ix)	an increase in our expected effective income tax rate from 43% to 46% as a result of non-deductible stock based compensation costs increasing in proportion to our U.S. based taxable income.

Our results may also be materially affected by changes in business trends and our operating environment, and by other factors, such as, investments in infrastructure and value-added services to support new business in both commercial and public sector markets.

Our Scrap Contract with the DoD includes an incentive feature, which can increase the amount of profit sharing distribution we receive from 23% up to 25%.  Payments under this incentive feature are based on the amount of scrap we sell for the DoD to small businesses during the preceding 12 months as of June 30th of each year.  We are eligible to receive this incentive in each year of the term of the Scrap Contract and have assumed for purposes of providing guidance regarding our projected financial results for fiscal year 2009 that we will again receive this incentive payment.

GMV — We expect GMV for fiscal year 2009 to range from $355 million to $370 million.  This is a decrease from our prior guidance of $400 million to $420 million, primarily due to an expected 50% decline in our scrap business, compared to 2008, as a result of decreased commodity prices, and a reduced outlook in our GovDeals and commercial businesses due to expected lower average sales prices realized in our commercial and local government marketplaces.  We expect GMV for Q2-09 to range from $84 million to $88 million.

Adjusted EBITDA — We expect Adjusted EBITDA for fiscal year 2009 to range from $22.5 million to $26.5 million.  Our Adjusted EBITDA guidance has not materially changed, despite our reduced GMV guidance, due to expected improvements in margins within our DoD surplus business in accordance with the revised terms of our new Surplus Contract, and improved margins in our commercial business due to operational and scale efficiencies visible in our current business trends.  We expect Adjusted EBITDA for Q2-09 to range from $4.4 million to $5.1 million.

Adjusted Diluted EPS — We estimate Adjusted Earnings Per Diluted Share for fiscal year 2009 to range from $0.45 to $0.47.  This guidance is unchanged.  In Q2-09, we estimate Adjusted Earnings Per Diluted Share to be $0.08 to $0.09. This guidance does not reflect the impact of our stock repurchase program under which we may repurchase up to $10 million of our outstanding shares of common stock.

Our guidance adjusts EBITDA and Diluted EPS for the effects of FAS 123(R), which we estimate to be approximately $1.5 million to $1.6 million per quarter for the remaining three quarters of fiscal year 2009.

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Key Q1-09 Operating Metrics

Registered Buyers — At the end of Q1-09, registered buyers totaled approximately 1,045,000, representing a 44% increase over the approximately 724,000 registered buyers at the end of Q1-08.

Auction Participants — Auction participants, defined as registered buyers who have bid in an auction during the period (a registered buyer who bids in more than one auction is counted as an auction participant in each auction in which he or she bids), increased to approximately 492,000 in Q1-09, an approximately 53% increase over the approximately 323,000 auction participants in Q1-08.

Completed Transactions — Completed transactions increased to approximately 108,000, an approximately 71% increase for Q1-09 from the approximately 63,000 completed transactions in Q1-08.

GMV and Revenue Mix — GMV and revenue continue to diversify due to the continued growth in our commercial business and the addition of GovDeals and Geneva.  As a result, the percentage of GMV and revenue derived from our DoD Contracts (under which our revenue is based on the profit-sharing model) during Q1-09 decreased to 38.1% and 56.2%, respectively, compared to 55.1% and 62.8%, respectively, in the prior year period.  The table below summarizes GMV and revenue by pricing model.

GMV Mix

	Q1-09	Q1-08
Profit-Sharing Model:
Surplus	24.9%	25.9%
Scrap	13.2%	29.2%
Total Profit Sharing	38.1%	55.1%

Consignment Model:
GovDeals	19.0%	—
Commercial	21.1%	18.7%
Total Consignment	40.1%	18.7%

Purchase Model	15.3%	23.4%
International and Other	6.5%	2.8%
Total	100.0%	100.0%

Revenue Mix

	Q1-09	Q1-08
Profit-Sharing Model:
Surplus	36.7%	29.6%
Scrap	19.5%	33.2%
Total Profit Sharing	56.2%	62.8%

Consignment Model:
GovDeals	2.1%	—
Commercial	8.6%	5.8%
Total Consignment	10.7%	5.8%

Purchase Model	22.5%	26.6%
International and Other	10.6%	4.8%
Total	100.0%	100.0%

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Liquidity Services, Inc.

Reconciliation of GAAP to Non-GAAP Measures

EBITDA and Adjusted EBITDA.  EBITDA is a supplemental non-GAAP financial measure and is equal to net income plus (a) interest expense (income) and other income, net; (b) provision for income taxes; (c) amortization of contract intangibles; and (d) depreciation and amortization. Our definition of Adjusted EBITDA differs from EBITDA because we further adjust EBITDA for stock based compensation expense.

	Three months Ended December 31,
	2008	2007
	(In thousands)
	(Unaudited)
Net income	$2	$2,363
Interest expense (income) and other expense (income), net	(236)	(488)
Provision for income taxes	2	1,642
Amortization of contract intangibles	203	203
Depreciation and amortization	639	388

EBITDA	610	4,108
Stock compensation expense	1,483	1,111

Adjusted EBITDA	$2,093	$5,219

Adjusted Net Income and Adjusted Basic and Diluted Earnings Per Share.  Adjusted net income is a supplemental non-GAAP financial measure and is equal to net income plus tax effected stock compensation expense.  Adjusted basic and diluted earnings per share are determined using Adjusted Net Income.

	Three Months Ended December 31,
	2008	2007
	(Dollars in thousands, except per share data)
	(Unaudited)
Net income	$2	$2,363
Stock compensation expense (net of tax)	845	656

Adjusted net income	$847	$3,019

Adjusted basic earnings per common share	$.03	$.11

Adjusted diluted earnings per common share	$.03	$.11

Basic weighted average shares outstanding	28,026,296	27,944,139

Diluted weighted average shares outstanding	28,026,296	28,107,692

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Conference Call

The Company will host a conference call to discuss the first quarter fiscal 2009 results at 5 p.m. Eastern Time today. Investors and other interested parties may access the teleconference by dialing 800-891-3155 or 617-597-5527 and providing the participant pass code 69530243. A live web cast of the conference call will be provided on the Company’s investor relations website at http://www.liquidityservicesinc.com. A replay of the web cast will be available on the Company’s website for 30 calendar days ending March 5, 2009 at 11:59 p.m. ET. An audio replay of the teleconference will also be available until March 5, 2009 at 11:59 p.m. ET. To listen to the replay, dial 888-286-8010 or 617-801-6888 and provide pass code 43431865. Both replays will be available starting at 7:00 p.m. on the day of the call.

Non-GAAP Measures

To supplement our consolidated financial statements presented in accordance with GAAP, we use certain non-GAAP measures of certain components of financial performance.  These non-GAAP measures include earnings before interest, taxes, depreciation and amortization (EBITDA), Adjusted EBITDA and Adjusted Net Income and Adjusted Earnings Per Share.  These non-GAAP measures are provided to enhance investors’ overall understanding of our current financial performance and prospects for the future.  We use EBITDA and Adjusted EBITDA: (a) as measurements of operating performance because they assist us in comparing our operating performance on a consistent basis as they do not reflect the impact of items not directly resulting from our core operations; (b) for planning purposes, including the preparation of our internal annual operating budget; (c) to allocate resources to enhance the financial performance of our business; (d) to evaluate the effectiveness of our operational strategies; and (e) to evaluate our capacity to fund capital expenditures and expand our business.

We believe these non-GAAP measures provide useful information to both management and investors by excluding certain expenses that may not be indicative of our core operating measures.  In addition, because we have historically reported certain non-GAAP measures to investors, we believe the inclusion of non-GAAP measures provides consistency in our financial reporting.  These measures should be considered in addition to financial information prepared in accordance with generally accepted accounting principles, but should not be considered a substitute for, or superior to, GAAP results.  A reconciliation of all non-GAAP measures included in this press release, to the most directly comparable GAAP measures, can be found in the financial tables included in this press release.

Supplemental Operating Data

To supplement our consolidated financial statements presented in accordance with GAAP, we use certain supplemental operating data as a measure of certain components of operating performance. We review GMV because it provides a measure of the volume of goods being sold in our marketplaces and thus the activity of those marketplaces. GMV and our other supplemental operating data, including registered buyers, auction participants and completed transactions, also provide a means to evaluate the effectiveness of investments that we have made and continue to make in the areas of customer support, value-added services, product development, sales and marketing and operations. Therefore, we believe this supplemental operating data provides useful information to both management and investors.  In addition, because we have historically reported certain supplemental operating data to investors, we believe the inclusion of this supplemental operating data provides consistency in our financial reporting.  This data should be considered in addition to financial information prepared in accordance with generally accepted accounting principles, but should not be considered a substitute for, or superior to, GAAP results.

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Forward-Looking Statements

This document contains forward-looking statements made pursuant to the Private Securities Litigation Reform Act of 1995. These statements are only predictions. The outcome of the events described in these forward-looking statements is subject to known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to differ materially from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. These statements include, but are not limited to, statements regarding the Company’s business outlook.  You can identify forward-looking statements by terminology such as “may,” “will,” “should,” “could,” “would,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” “continues” or the negative of these terms or other comparable terminology. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements.

There are a number of risks and uncertainties that could cause our actual results to differ materially from the forward-looking statements contained in this document.  Important factors that could cause our actual results to differ materially from those expressed as forward-looking statements are set forth in our filings with the SEC from time to time, and include, among others, our dependence on our contracts with the DoD for a significant portion of our revenue and profitability; our ability to successfully expand the supply of merchandise available for sale on our online marketplaces; our ability to attract and retain active professional buyers to purchase this merchandise; and our ability to successfully complete the integration of Geneva into our existing operations.  There may be other factors of which we are currently unaware or deem immaterial that may cause our actual results to differ materially from the forward-looking statements.

All forward-looking statements attributable to us or persons acting on our behalf apply only as of the date of this document and are expressly qualified in their entirety by the cautionary statements included in this document. Except as may be required by law, we undertake no obligation to publicly update or revise any forward-looking statement to reflect events or circumstances occurring after the date of this document or to reflect the occurrence of unanticipated events.

About LSI

LSI enables buyers and sellers to transact in an efficient, automated online auction environment. The Company’s marketplaces provide professional buyers access to a global, organized supply of wholesale surplus and salvage assets presented with digital images and other relevant product information. Additionally, LSI enables its corporate and government sellers to enhance their financial return on excess assets by providing a liquid marketplace and value-added services that are integrated into a single offering. The Company organizes its products into categories across major industry verticals such as consumer electronics, general merchandise, apparel, scientific equipment, aerospace parts and equipment, technology hardware, and scrap metals. The Company’s online auction marketplaces are www.liquidation.com, www.govliquidation.com, www.govdeals.com and www.liquibiz.com. LSI also operates a wholesale industry portal, www.goWholesale.com, that connects advertisers with buyers seeking products for resale and related business services.

Contact:

Julie Davis

Director, Investor Relations

202.467.6868 ext. 2234

julie.davis@liquidityservicesinc.com

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Liquidity Services, Inc. and Subsidiaries
Consolidated Balance Sheets
(Dollars in Thousands)

	December 31,	September 30,
	2008	2008
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$35,446	$51,954
Short-term investments	17,816	11,244
Accounts receivable, net of allowance for doubtful accounts of $570 and $519 at December 31, 2008 and September 30, 2008, respectively	2,531	4,658
Inventory	12,608	13,327
Prepaid expenses, deferred taxes and other current assets	8,688	7,653
Total current assets	77,089	88,836
Property and equipment, net	4,865	4,730
Intangible assets, net	5,001	5,561
Goodwill	32,105	34,696
Other assets	3,466	3,344
Total assets	$122,526	$137,167
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$6,218	$8,303
Accrued expenses and other current liabilities	7,716	10,314
Profit-sharing distributions payable	4,427	10,312
Customer payables	6,519	8,841
Current portion of long-term debt and capital lease obligations	23	22
Total current liabilities	24,903	37,792
Long-term debt and capital lease obligations, net of current portion	38	44
Deferred taxes and other long-term liabilities	3,136	2,961
Total liabilities	28,077	40,797
Stockholders’ equity:
Common stock, $0.001 par value; 120,000,000 shares authorized; 28,033,861 and 28,023,361 shares issued and outstanding at December 31, 2008 and September 30, 2008, respectively	28	28
Additional paid-in capital	67,517	65,973
Accumulated other comprehensive loss	(5,184)	(1,717)
Retained earnings	32,088	32,086
Total stockholders’ equity	94,449	96,370
Total liabilities and stockholders’ equity	$122,526	$137,167

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Liquidity Services, Inc. and Subsidiaries

Unaudited Consolidated Statements of Operations

(Dollars in Thousands, Except Per Share Data)

	Three Months Ended December 31,
	2008	2007

Revenue	$55,642	$59,266
Costs and expenses:
Cost of goods sold (excluding amortization)	18,589	15,403
Profit-sharing distributions	14,339	20,806
Technology and operations	11,927	9,977
Sales and marketing	4,432	4,133
General and administrative	5,745	4,839
Amortization of contract intangibles	203	203
Depreciation and amortization	639	388

Total costs and expenses	55,874	55,749

(Loss) income from operations	(232)	3,517
Interest income and other income, net	236	488

Income before provision for income taxes	4	4,005
Provision for income taxes	(2)	(1,642)

Net income	$2	$2,363

Basic earnings per common share	$0.00	$0.08

Diluted earnings per common share	$0.00	$0.08

Basic weighted average shares outstanding	28,026,296	27,944,139

Diluted weighted average shares outstanding	28,026,296	28,107,692

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Liquidity Services, Inc. and Subsidiaries
Unaudited Consolidated Statements of Cash Flows
(In Thousands)

	Three Months Ended December 31,
	2008	2007
Operating activities
Net income	$2	$2,363
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Depreciation and amortization	842	591
Stock compensation expense	1,483	1,111
Provision for doubtful accounts	51	28
Changes in operating assets and liabilities:
Accounts receivable	2,077	2,423
Inventory	718	(1,096)
Prepaid expenses and other assets	(1,158)	(274)
Accounts payable	(2,086)	1,510
Accrued expenses and other	(2,597)	(3,581)
Profit-sharing distributions payable	(5,885)	3,174
Customer payables	(2,322)	965
Other liabilities	174	36

Net cash (used in) provided by operating activities	(8,701)	7,250
Investing activities
Purchases of short-term investments	(9,460)	(6,336)
Proceeds from the sale of short-term investments	2,890	6,129
Increase in goodwill and intangibles	(84)	(12)
Purchases of property and equipment	(647)	(349)

Net cash used in investing activities	(7,301)	(568)
Financing activities
Principal repayments of capital lease obligations and debt	(5)	(44)
Proceeds from exercise of common stock options and warrants (net of tax)	52	49
Incremental tax benefit from exercise of common stock options	9	—

Net cash provided by financing activities	56	5
Effect of exchange rate differences on cash and cash equivalents	(562)	(118)

Net (decrease) increase in cash and cash equivalents	(16,508)	6,569
Cash and cash equivalents at beginning of period	51,954	39,954

Cash and cash equivalents at end of period	$35,446	$46,523
Supplemental disclosure of cash flow information
Cash paid for income taxes	$805	$2,511
Cash paid for interest	17	1